Exhibit 3.1

AMENDMENT NO. 2
TO THE

AMENDED AND RESTATED

OPERATING AGREEMENT

OF
KKR FINANCIAL HOLDINGS LLC

This Amendment No. 2 (this “Amendment”) to the Amended and Restated Operating Agreement of KKR Financial Holdings, LLC, a Delaware limited liability company (the “Company”), is made as of January 10, 2013.  Capitalized terms used herein and not otherwise defined are used as defined in the Current Agreement (as defined below).

WHEREAS, the Company was formed pursuant to the Certificate of Formation of the Company, dated January 17, 2007, as filed in the office of the Secretary of State of the State of Delaware on January 17, 2007, and the Operating Agreement of the Company, dated as of January 17, 2007 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated pursuant to the Amended and Restated Operating Agreement of the Company, dated as of May 3, 2007, as amended effective March 24, 2009, and as further amended by Amendment No. 1 to the Amended and Restated Operating Agreement, dated as of February 28, 2010 (as so amended, the “Current Agreement”);

WHEREAS, the board of directors of the Company (the “Board”), pursuant to Article 18 of the Current Agreement, has the authority to amend Section 6.23 of the Current Agreement upon an affirmative vote of the majority of the Board; and

WHEREAS, the Board has deemed it advisable and in the best interests of the Company to amend the Current Agreement to clarify certain provisions thereof regarding the Board as more fully set forth herein and has unanimously approved this Amendment.

NOW, THEREFORE, in consideration of the premises set forth in this Amendment, the Current Agreement is hereby amended as follows:

I.                                        AMENDMENTS.

A.                                    Sections 6.23(a) and (b) of the Current Agreement are hereby amended and restated in their entirety to read as follows:

“(a)  Number, Tenure and Qualifications. The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and such other committees as the Board of Directors may deem appropriate, composed of one or more Directors, to serve at the pleasure of the Board of Directors.  Any such committee may also include one or more persons that are not Directors.

(b) Power.  The Board of Directors may delegate to committees appointed under Section 6.23 all the powers and authority of the Board of Directors,

including any matter requiring the affirmative vote, consent or approval of a majority or other percentage of the Board of Directors or of the Directors, except as prohibited by the Act.”

B.                                    Section 6.11 of the Current Agreement is hereby amended by adding the following sentence at the end of such section:

“Whenever notice of a meeting is required to be given to Directors or members of a committee, a written waiver, signed by the person entitled to notice, or a waiver transmitted by electronic transmission by the person entitled to notice, whether before or after the meeting, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors or members of any committee need be specified in any written waiver of notice or any waiver by electronic transmission.”

II.                                   MISCELLANEOUS

A.                                    Full Force and Effect.  Except to the extent modified hereby, the Current Agreement shall remain in full force and effect.

B.                                    Governing Law.  This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

MEMBERS:

All of the Members of the Company, by the the Secretary, pursuant to the power of attorney granted in Section 1.4 of the Current Agreement

/s/ NICOLE J. MACARCHUK
Name: Nicole J. Macarchuk
Title: Secretary and General Counsel